UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)**




                       TRIPLEPOINT VENTURE GROWTH BDC CORP.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    89677Y100
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2019
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[X] Rule 13d-1(c)

[] Rule 13d-1(d)

**This Amendment No. 3 is being filed solely to include information that was inadvertently omitted from Amendment No. 2, which was filed on February 10, 2020.

**The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,794,007
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,794,007

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,794,007


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.2 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII Foreign Income Blocker LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               578,068

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               578,068


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           578,068



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.3 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               578,068
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               578,068


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           578,068



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.3 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           VF VII Advisors LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,097,290
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,097,290


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           1,097,290


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII Offshore Holdings LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               519,222

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              519,222


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         519,222



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII A2 Offshore Holdings LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               230,771

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               230,771


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           230,771



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           VF VII A2 Advisors LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                             230,771

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               230,771


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          230,771



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII Mgr Hlds LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              114,760
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              114,760


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          114,760


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           VF VII Mgr Advisors Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              114,760
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               114,760


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           114,760


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           DALPP Series A(2) Foreign Income Blocker LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              96,919

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                           96,919


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


         96,919



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          DALPP, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              96,919

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              96,919


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          96,919



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs DA LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              96,919

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                 0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               96,919


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           96,919



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII B2 Offshore Corporate Holdings LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               92,890
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               92,890

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           92,890



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           VF VII B2 Advisors LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               92,890
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               92,890

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           92,890



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII B Offshore Holdings LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               78,312
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               78,312

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           78,312


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           VF VII B Advisors LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               110,817
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               110,817

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           110,817


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII B Foreign Income Blocker LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               32,505
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               32,505

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           32,505


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII B LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               32,505
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               32,505

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           32,505


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           FPP Alternative Investments Foreign Income Blocker LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,505

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,505


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           17,505



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           FPP Alternative Investments I, LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,505

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,505


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           17,505



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII Emp Foreign Income Blocker LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,866

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,866


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           16,866



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Vintage VII Emp LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,866

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,866


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           16,866



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           RA Program 2017 Foreign Income Blocker Ltd

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,189

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,189


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           16,189



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           RA Program LP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,189

     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,189


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           16,189



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs TL Program Advisors, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               16,189
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               16,189


------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           16,189



------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

-----------------------
  CUSIP No. 89677Y100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GSAM Gen-Par, LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               147,479
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               147,479

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           147,479


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 % (1)


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------
(1) Based on 24,894,768 shares of common stock, par value $0.01 per share (Common Stock) outstanding as of November 6, 2019, as reflected in the Issuers Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (SEC) on November 6, 2019.

Item 1(a).         Name of Issuer:
                   TRIPLEPOINT VENTURE GROWTH BDC CORP.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   2755 Sand Hill Road, Suite 150
                   Menlo Park, CA 94025

Item 2(a).         Name of Persons Filing:

		   This Amendment No. 3 to the Schedule 13G is being filed on behalf of the following persons (the Reporting Persons)
                   *:

                   Goldman Sachs Asset Management, L.P.;
                   Vintage VII Foreign Income Blocker LLC;
                   Vintage VII LP;
                   VF VII Advisors LLC;
                   Vintage VII Offshore Holdings LP;
                   Vintage VII A2 Offshore Holdings LP;
                   VF VII A2 Advisors LLC;
                   Vintage VII Mgr Hlds LP;
                   VF VII Mgr Advisors Inc.;
                   DALPP Series A(2) Foreign Income Blocker LLC;
                   DALPP, L.P.;
                   Goldman Sachs DA LLC;
                   Vintage VII B2 Offshore Corporate Holdings LP;
                   VF VII B2 Advisors LLC;
                   Vintage VII B Offshore Holdings LP;
                   VF VII B Advisors LLC;
                   Vintage VII B Foreign Income Blocker LLC;
                   Vintage VII B LP;
                   FPP Alternative Investments Foreign Income Blocker LLC; FPP Alternative Investments I, LP;
                   Vintage VII Emp Foreign Income Blocker LLC;
                   Vintage VII Emp LP;
                   RA Program 2017 Foreign Income Blocker Ltd. (together
                       with Vintage VII Mgr Hlds LP, Vintage VII A2 Offshore Holdings LP, Vintage VII B Offshore Holdings LP, Vintage VII Offshore Holdings LP, Vintage VII B2 Offshore Corporate Holdings LP, Vintage VII Foreign Income Blocker LLC, Vintage VII B Foreign Income Blocker LLC, Vintage VII Emp Foreign Income Blocker LLC, DALPP Series A(2) Foreign Income Blocker LLC, and FPP Alternative Investments Foreign Income Blocker LLC, the Record Owners);
                   RA Program LP;
                   Goldman Sachs TL Program Advisors, Inc.; and
                   GSAM Gen-Par, LLC

		    *Attached as Exhibit 99.1 is a copy of an agreement
                   among the Reporting Persons that this Amendment No. 1 to the Schedule 13G is being filed on behalf of each of them.



Item 2(b).         Address of Principal Business Office or, if none, Residence:

		   The address of the principal business office of each Reporting Person is care of Goldman Sachs Asset Management, 200 West Street, New York, NY 10282

Item 2(c).         Citizenship:
                   See response(s) to Item 4 on the attached cover page(s).


Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e).         CUSIP Number:
                   89677Y100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                   Not Applicable

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

                   Each of the Record Owners is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

                   Vintage VII LP is the sole member of Vintage VII Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Foreign Income Blocker LLC is the record owner.

                   Vintage VII B LP is the sole member of Vintage VII B
                   Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B Foreign Income Blocker LLC is the record owner.

                   Vintage VII Emp LP is the sole member of Vintage VII Emp Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Emp Foreign Income Blocker LLC is the record owner.

                   DALPP, L.P. is the sole member of DALPP Series A(2) Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which DALPP Series A(2) Foreign Income Blocker LLC is the record owner.

                   FPP Alternative Investments I, LP is the sole member of FPP Alternative Investments Foreign Income Blocker LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which FPP Alternative Investments Foreign Income Blocker LLC is the record owner.

                   RA Program LP is the sole member of RA Program 2017
                   Foreign Income Blocker Ltd and may be deemed to share beneficial ownership of the shares of Common Stock of which RA Program 2017 Foreign Income Blocker Ltd is the record owner.

                   VF VII Advisors LLC is the general partner of Vintage VII
                   LP and Vintage VII Offshore Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII LP may share beneficial ownership and the shares of Common Stock of which Vintage VII Offshore Holdings LP is the record owner.

                   VF VII A2 Advisors LLC is the general partner of Vintage VII A2 Offshore Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII A2 Offshore Holdings LP is the record owner.

                   VF VII Mgr Advisors Inc. is the general partner of Vintage VII Mgr Hlds LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII Mgr Hlds LP is the record owner.

                   Goldman Sachs DA LLC is the general partner of DALPP, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which DALPP, L.P. may share beneficial ownership.

                   VF VII B2 Advisors LLC is the general partner of Vintage VII B2 Offshore Corporate Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B2 Offshore Corporate Holdings LP is the record owner.

                   VF VII B Advisors LLC is the general partner of Vintage
                   VII B Offshore Holdings LP and Vintage VII B LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VII B LP may share beneficial ownership and the shares of Common Stock of which Vintage VII B Offshore Holdings LP is the record owner.

                   Goldman Sachs TL Program Advisors, Inc. is the general partner of RA Program LP and may be deemed to share beneficial ownership of the shares of Common Stock of which RA Program LP may share beneficial ownership.

                   GSAM Gen-Par, LLC is the general partner of FPP Alternative Investments I, LP and Vintage VII Emp LP, the sole shareholder of Goldman Sachs TL Program Advisers, Inc., and the managing member of Goldman Sachs DA LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.

                   Goldman Sachs Asset Management, L.P. is the investment manager to Vintage VII Mgr Hlds LP, Vintage VII A2 Offshore Holdings LP, Vintage VII B Offshore Holdings LP, and Vintage VII B2 Offshore Corporate Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities are the record owner. In addition, Goldman Sachs Asset Management, L.P. is the investment manager to DALPP, L.P., FPP Alternative Investments I, LP, RA Program LP, Vintage VII LP,
                   Vintage VII B LP and Vintage VII Emp LP, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership. Finally, Goldman Sachs Asset Management, L.P., by virtue of its relationship to VF
                   VII Advisors LLC, may be deemed to share beneficial ownership of the shares of Common Stock of which VF VII Advisors LLC may be deemed to share beneficial ownership.

Item 5.            Ownership of Five Percent or Less of a Class.
                   	     Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.2)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
		   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

--------------------------


  *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc.
and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release.
The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Identification and Classification of Members of the Group
  99.3          Power of Attorney, relating to
                Goldman Sachs Asset Management, L.P.

  99.4          Power of Attorney, relating to
                Vintage VII Foreign Income Blocker LLC

  99.5          Power of Attorney, relating to
                Vintage VII LP

  99.6          Power of Attorney, relating to
                VF VII Advisors LLC

  99.7          Power of Attorney, relating to
                Vintage VII Offshore Holdings LP

  99.8          Power of Attorney, relating to
                Vintage VII A2 Offshore Holdings LP

  99.9          Power of Attorney, relating to
                VF VII A2 Advisors LLC

  99.10         Power of Attorney, relating to
                Vintage VII Mgr Hlds LP

  99.11         Power of Attorney, relating to
                VF VII Mgr Advisors Inc.

  99.12         Power of Attorney, relating to
                DALPP Series A(2) Foreign Income Blocker LLC

  99.13         Power of Attorney, relating to
                DALPP, L.P.

  99.14         Power of Attorney, relating to
                Goldman Sachs DA LLC

  99.15         Power of Attorney, relating to
                Vintage VII B2 Offshore Corporate Holdings LP

  99.16         Power of Attorney, relating to
                VF VII B2 Advisors LLC

  99.17         Power of Attorney, relating to
                Vintage VII B Offshore Holdings LP

  99.18         Power of Attorney, relating to
                VF VII B Advisors LLC

  99.19         Power of Attorney, relating to
                Vintage VII B Foreign Income Blocker LLC

  99.20         Power of Attorney, relating to
                Vintage VII B LP

  99.21         Power of Attorney, relating to
                FPP Alternative Investments Foreign Income Blocker LLC

  99.22         Power of Attorney, relating to
                FPP Alternative Investments I, LP

  99.23         Power of Attorney, relating to
                Vintage VII Emp Foreign Income Blocker LLC

  99.24         Power of Attorney, relating to
                Vintage VII Emp LP

  99.25         Power of Attorney, relating to
                RA Program 2017 Foreign Income Blocker Ltd

  99.26         Power of Attorney, relating to
                RA Program LP

  99.27         Power of Attorney, relating to
                Goldman Sachs TL Program Advisors, Inc.

  99.28         Power of Attorney, relating to
                GSAM Gen-Par, L.L.C.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2020

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             Vintage VII Foreign Income Blocker LLC
             By: Vintage VII LP, its sole member
             By: Goldman Sachs Asset Management, L.P., its investment manager

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

 	     Vintage VII LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Offshore Holdings LP
 	     By: VF VII Advisors LLC, its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Emp Foreign Income Blocker LLC
 	     By: Vintage VII EMP LP, its sole member
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Emp LP
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     GSAM Gen-Par, L.L.C.

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B Foreign Income Blocker LLC
 	     By: Vintage VII B LP, its sole member
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B Offshore Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B2 Offshore Corporate Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Mgr Hlds LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII A2 Offshore Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     DALPP Series A(2) Foreign Income Blocker LLC
 	     By: DALPP, L.P., its sole member
 	     By: Goldman Sachs DA LLC, its general partner
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     DALPP, L.P.
 	     By: Goldman Sachs DA LLC, its general partner
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Goldman Sachs DA LLC
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     RA Program 2017 Foreign Income Blocker Ltd
 	     By: RA Program LP, its sole member
 	     By: Goldman Sachs TL Program Advisors, Inc., its general partner
 	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     RA Program LP
	     By: Goldman Sachs TL Program Advisors, Inc., its general partner
	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Goldman Sachs TL Program Advisors, Inc.
 	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     FPP Alternative Investments Foreign Income Blocker LLC
 	     By: FPP Alternative Investments I, LP, its sole member
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     FPP Alternative Investments I, LP
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII B Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF II B2 Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII Mgr Advisors Inc.

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII A2 Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of this Amendment No. 1 to the Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of TRIPLEPOINT VENTURE GROWTH BDC CORP. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all further amendments to such Statement on Schedule 13G.

Date:  February 11, 2020

             GOLDMAN SACHS ASSET MANAGEMENT, L.P.

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

             Vintage VII Foreign Income Blocker LLC
             By: Vintage VII LP, its sole member
             By: Goldman Sachs Asset Management, L.P., its investment manager

             By:/s/ Terry Mosher
              ----------------------------------------
             Name:  Terry Mosher
             Title:  Attorney-in-fact

 	     Vintage VII LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Offshore Holdings LP
 	     By: VF VII Advisors LLC, its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Emp Foreign Income Blocker LLC
 	     By: Vintage VII EMP LP, its sole member
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Emp LP
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     GSAM Gen-Par, L.L.C.

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B Foreign Income Blocker LLC
 	     By: Vintage VII B LP, its sole member
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B Offshore Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII B2 Offshore Corporate Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII Mgr Hlds LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Vintage VII A2 Offshore Holdings LP
 	     By: Goldman Sachs Asset Management, L.P., its investment manager

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     DALPP Series A(2) Foreign Income Blocker LLC
 	     By: DALPP, L.P., its sole member
 	     By: Goldman Sachs DA LLC, its general partner
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     DALPP, L.P.
 	     By: Goldman Sachs DA LLC, its general partner
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Goldman Sachs DA LLC
 	     By: GSAM Gen-Par, L.L.C., its managing member

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     RA Program 2017 Foreign Income Blocker Ltd
 	     By: RA Program LP, its sole member
 	     By: Goldman Sachs TL Program Advisors, Inc., its general partner
 	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     RA Program LP
	     By: Goldman Sachs TL Program Advisors, Inc., its general partner
	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     Goldman Sachs TL Program Advisors, Inc.
 	     By: GSAM Gen-Par, L.L.C., its director

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     FPP Alternative Investments Foreign Income Blocker LLC
 	     By: FPP Alternative Investments I, LP, its sole member
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     FPP Alternative Investments I, LP
 	     By: GSAM Gen-Par, L.L.C., its general partner

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII B Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF II B2 Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII Mgr Advisors Inc.

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

 	     VF VII A2 Advisors LLC

 	     By:/s/ Terry Mosher
              ----------------------------------------
 	     Name: Terry Mosher
 	     Title: Attorney-in-fact

                                                                 EXHIBIT (99.2)

       Identification and Classification of Members of the Group

To the extent that the Reporting Persons constitute a group, each member of the group is identified herein in its respective cover page.

                                                                 EXHIBIT (99.3)
                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS Goldman Sachs Asset Management, L.P.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Jerry Li, Eddie Arhagba, Abdul Khayum, Terry Mosher and Rachel Fraizer (each, an "attorney-in-fact"), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) August 2, 2020 and (ii) such time that it is revoked in writing; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such Attorney-in-Fact upon such cessation but shall continue in full force and effect in relation to any remaining attorneys-in-fact.The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 2, 2019.


Goldman Sachs Asset Management, L.P.


By: /s/  Ellen R. Porges
____________________________
Name:  Ellen R. Porges
Title: Authorized Signatory, Managing Director

                                                                 EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII FOREIGN INCOME BLOCKER LLC
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII FOREIGN INCOME BLOCKER LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII LP (the "Company") does hereby make, constitute and appoint each of Stephanie
Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VF VII ADVISORS, LLC (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VF VII ADVISORS, LLC


By: /s/  Andrew Johnson
____________________________
Name: Andrew Johnson
Title: Authorized Signatory

                                                                 EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII OFFSHORE HOLDINGS LP
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII OFFSHORE HOLDINGS LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.8)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII A2 OFFSHORE HOLDINGS LP
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII A2 OFFSHORE HOLDINGS LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE VF VII A2 Advisors LLC (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VF VII A2 Advisors LLC


By: /s/  Andrew Johnson
____________________________
Name: Andrew Johnson
Title: Authorized Signatory

                                                                 EXHIBIT (99.10)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII MGR HLDS LP (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII MGR HLDS LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE VF VII MGR ADVISORS INC. (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VF VII MGR ADVISORS INC.


By: /s/  Andrew Johnson
____________________________
Name: Andrew Johnson
Title: Authorized Signatory

                                                                 EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS DALPP SERIES A(2) FOREIGN INCOME BLOCKER LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 20, 2020.


DALPP SERIES A(2) FOREIGN INCOME BLOCKER LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS DALPP, L.P. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


DALPP, L.P.


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.14)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS DA LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of
The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


GOLDMAN SACHS DA LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.15)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII B2 OFFSHORE CORPORATE HOLDINGS LP (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII B2 OFFSHORE CORPORATE HOLDINGS LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.16)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE VF VII B2 ADVISORS LLC (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VF VII B2 ADVISORS LLC


By: /s/  Andrew Johnson
____________________________
Name: Andrew Johnson
Title: Authorized Signatory

                                                                 EXHIBIT (99.17)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII B OFFSHORE HOLDINGS LP
(the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of
The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII B OFFSHORE HOLDINGS LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.18)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE VF VII B ADVISORS LLC (the "Company") does hereby make, constitute and appoint each of Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VF VII B ADVISORS LLC


By: /s/  Andrew Johnson
____________________________
Name: Andrew Johnson
Title: Authorized Signatory

                                                                 EXHIBIT (99.19)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII B FOREIGN INCOME BLOCKER LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII B FOREIGN INCOME BLOCKER LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.20)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII B LP (the "Company") does hereby make, constitute and appoint each of Stephanie
Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of Januaury 31, 2020.


VINTAGE VII B LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.21)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS FPP ALTERNATIVE INVESTMENTS FOREIGN INCOME BLOCKER LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


FPP ALTERNATIVE INVESTMENTS FOREIGN INCOME BLOCKER LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.22)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS FPP ALTERNATIVE INVESTMENTS I, LP
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.

FPP ALTERNATIVE INVESTMENTS I, LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.23)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII EMP FOREIGN INCOME BLOCKER LLC (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII EMP FOREIGN INCOME BLOCKER LLC


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.24)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS VINTAGE VII EMP LP (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


VINTAGE VII EMP LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.25)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS RA PROGRAM 2017 FOREIGN INCOME BLOCKER LTD (together with Vintage VII Mgr Hlds LP, Vintage VII A2 Offshore Holdings LP, Vintage VII B Offshore Holdings LP, Vintage VII Offshore Holdings LP, Vintage VII B2 Offshore Corporate Holdings LP, Vintage VII Foreign Income Blocker LLC, Vintage VII B Foreign Income Blocker LLC, Vintage VII Emp Foreign Income Blocker LLC, DALPP Series A(2) Foreign Income Blocker LLC, and FPP
Alternative Investments Foreign Income Blocker LLC, the Record Owners)
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


RA PROGRAM 2017 FOREIGN INCOME BLOCKER LTD


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.26)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS RA PROGRAM LP (the "Company") does hereby make, constitute and appoint each of Stephanie
Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


RA Program LP


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.27)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS TL PROGRAM ADVISORS, INC.
(the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez
(and any other  employee of The Goldman Sachs Group, Inc.
or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


GOLDMAN SACHS TL PROGRAM ADVISORS, INC.


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President

                                                                 EXHIBIT (99.28)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GSAM GEN-PAR, L.L.C. (the "Company") does hereby make, constitute and appoint each of Stephanie Snyder, Terry Mosher, Abdul Khayum, Jerry Li, and Javier Gonzalez (and any other employee of
The Goldman Sachs Group, Inc. or
one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 31, 2020.


GSAM GEN-PAR, L.L.C.


By: /s/  Garrett Zablocki
____________________________
Name: Garrett Zablocki
Title: Authorized Signatory and Vice President